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                                                                     EXHIBIT 3.1

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                            OF INNOTRAC CORPORATION



                                   Article I.

          The name of the Corporation is:

                              Innotrac Corporation.


                                  Article II.

          The Corporation shall have authority to issue not more than 50,000,000 shares of common stock, par value $ 0.10 per share (the "Common Stock") and 10,000,000 shares of preferred stock, par value $0.10 per share (the "Preferred Stock").


                                 Article III.

          Holders of the Common Stock are entitled to the entire voting power, all distributions declared and all assets of the Corporation upon dissolution, subject to the rights and preferences, if any, of the holders of the Preferred Stock to such voting power, dividends and assets upon dissolution pursuant to applicable law and the resolution or resolutions of the Board of Directors providing for the issue of one or more series of Preferred Stock.


                                  Article IV.

          The Board of Directors is hereby expressly authorized to issue, at any time and from time to time, shares of Preferred Stock in one or more series. The number of shares within any such series shall be designated by the Board of Directors in one or more resolutions, and the shares of each series so designated shall have such preferences with respect to the Common Stock and other series of Preferred Stock, and such other rights, restrictions or limitations with respect to voting, dividends, conversion, exchange, redemption and any other matters, as may be set forth in one or more resolutions adopted by the Board of Directors. The Board of Directors has established below one series of Preferred Stock and to the extent required by law, must file Articles of Amendment setting forth any designation, preferences,

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rights, restrictions or limitations of other series of Preferred Stock with the
Georgia Secretary of State prior to the issuance of any shares of such series.

          The authority of the Board of Directors with respect to the establishment of each series of Preferred Stock shall include, without limiting the generality of the foregoing, determination of the following matters which may vary between series:

        (a) The distinctive designation of that series and the number of shares constituting that series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares of such series then outstanding) from time to time;

        (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

        (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

        (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

        (e) Whether the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions;

        (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

        (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

        (h) Any other relative preferences, rights, restrictions or limitations of that series, including but not limited to any obligations of the Corporation to repurchase shares of that series upon specified events.


                                   Article V.


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          In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Corporation, the Board of Directors, committees of the Board of Directors and individual directors, in addition to considering the effects of any action on the Corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the Corporation and its subsidiaries, the communities in which offices or other establishments of the Corporation and its subsidiaries are located, and all other factors the directors consider pertinent.


                                  Article VI.

          No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for breach of his duty of care or other duty as a director, provided that this provision shall eliminate or limit the liability of a director only to the extent permitted from time to time by the Georgia Business Corporation Code (the "Code") or any successor law or laws. If at any time the Code shall have been amended to authorize the further elimination or limitation of the liability of a director, then the liability of each director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders. Any repeal or modification of the foregoing provisions of this Article VII shall not adversely affect the elimination or limitation of liability or alleged liability pursuant hereto of any director of the Corporation for or with respect to any alleged act or omission of the director occurring prior to such repeal or modification.


                                 Article VII.

          The number of directors which shall constitute the whole board shall be not less than five nor more than eleven, the number thereof to be determined from time to time by resolution of the board of directors or the shareholders; provided, however, that no decrease in the number of directors shall have the effect of shortening the term of an incumbent director. Upon the closing of the Corporation's initial public offering of shares of its Common Stock, the directors shall be classified with respect to the time during which they shall severally hold office by dividing them into three classes, as nearly equal in number as possible, and with respect to the initial seven person board, Class 1 shall consist of two directors with a term of one year; Class 2 shall consist of three directors with a term of two years; and Class 3 shall consist of two directors. At each annual meeting of the shareholders held thereafter, the successors to the class of directors whose terms shall expire that year shall be elected to hold office for a term of three years, so that the term of office of one class of directors shall expire in each year. Any increase in the number of directors following the establishment of the staggered board of directors shall be apportioned among the classes so as to make all classes as nearly equal in number as possible.

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                                 Article VIII.

          The street address and county of the Corporation's registered agent shall be 1828 Meca Way, Norcross, Gwinnett County, Georgia 30093. The registered agent of the Corporation at that office shall be Melissa Ohlson.


                                  Article IX.

          The mailing address of the Corporation's initial principal office is 1828 Meca Way, Norcross, Georgia 30093.

          IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed by its duly authorized officer on the 24th day of November, 1997.

                                        INNOTRAC CORPORATION


                                        By: /s/ Scott D. Dorfman
                                           ------------------------
                                           Scott D. Dorfman, Chairman,
                                           President and Chief Executive
                                           Officer



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